FOR IMMEDIATE RELEASE

Contact:  Carol DiRaimo,
          Vice President of Investor Relations
          (913) 967-4109

           Applebee's International Reports February Comparable Sales

OVERLAND PARK, KAN., February 21, 2006 -- Applebee's International, Inc. (Nasdaq:APPB) today reported comparable sales for the four-week period ended February 19, 2006.

System-wide domestic comparable sales increased 0.1 percent for the February period, and comparable sales for domestic franchise restaurants increased 0.7 percent. Comparable sales for company restaurants decreased 1.5 percent, reflecting a decrease in guest traffic of approximately 5.0 percent, combined with a higher average check. The negative impact of more severe winter weather this year on February comparable sales is estimated to be approximately 3.0 percent for company restaurants, 1.0 to 1.5 percent for franchise restaurants, and 1.5 to 2.0 percent system-wide.

System-wide comparable sales for the quarter-to-date period through February (eight weeks) have increased 3.2 percent, with company and franchise restaurant comparable sales up 1.8 percent and 3.6 percent, respectively.

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of February 19, 2006, there were 1,817 Applebee's restaurants operating system-wide in 49 states and 15 international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

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